SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or
        Section 240.14a-12

                               Bandag, Incorporated
                (Name of Registrant as Specified in its Charter)

                               Bandag, Incorporated
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

   BANDAG, INCORPORATED
   Bandag Headquarters
   2905 North Highway 61
   Muscatine, Iowa 52761-5886
   April 6, 1998


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 5, 1998


   To The Shareholders:

        The Annual Meeting of the Shareholders of Bandag, Incorporated, an Iowa corporation, will be held at the Holiday Inn, 2905 North Highway 61, Muscatine, Iowa, on May 5, 1998, commencing at ten o'clock a.m., Central Daylight Time, for the following purposes:

        (1) To elect three directors for terms of three years and one director for a term of two years.

        (2) To act upon a proposal to approve and adopt the Bandag, Incorporated Employee Stock Purchase Plan.

        (3) To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1998.

        (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 13, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to sign, date and return immediately the enclosed Proxy, which is solicited by the Board of Directors. You may revoke your Proxy and vote in person should you attend the meeting.

                                 By Order of the Board of Directors



                                 WARREN W. HEIDBREDER, Secretary

   BANDAG, INCORPORATED
   Bandag Headquarters
   2905 North Highway 61
   Muscatine, Iowa 52761-5886
   April 6, 1998


                         P R O X Y    S T A T E M E N T


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bandag, Incorporated (the "Corporation") to be voted at the Annual Meeting of the Shareholders of the Corporation to be held on Tuesday, May 5, 1998, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting. Any shareholder giving a proxy may revoke it at any time prior to its exercise.

        Shareholders of record at the close of business on March 13, 1998, will be entitled to vote at the meeting or any adjournment thereof. At the close of business on March 13, 1998, there were 9,754,548 outstanding $1.00 par value shares of Common Stock and 2,048,132 outstanding $1.00 par value shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes at the meeting.

        The Corporation's Annual Report for the fiscal year ended
   December 31, 1997, this Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about April 6, 1998.

        The following table sets forth information as to the Common, Class A Common and Class B Common shares of the Corporation beneficially owned by each director and director-nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of March 13, 1998:

                                                             Percentage of
                                                               Aggregate
                                               Percentage     Voting Power
                                              of Outstanding    of Common
                                  Amount        Stock of         Stock
    Directors, Nominees and   Beneficially     Respective     and Class B
       Executive Officers       Owned[1]       Class [1]     Common Stock**

    Lucille A. Carver
      Common Stock            2,615,685            27%             46%
      Class A Common Stock    3,730,431            34%
      Class B Common Stock    1,114,746            54%

    Martin G. Carver [2] [3]
      Common Stock              141,463             1%             17%
      Class A Common Stock      575,740             5%
      Class B Common Stock      502,622            25%

    Roy J. Carver, Jr.
      Common Stock                  -0-            -0-
      Class A Common Stock      195,000             2%             13%
      Class B Common Stock      400,732            20%

    Robert T. Blanchard
      Common Stock                  200             *
      Class A Common Stock          -0-             0               *
      Class B Common Stock          -0-             0

    Gary E. Dewel
      Common Stock                  -0-            -0-
      Class A Common Stock          -0-            -0-             -0-
      Class B Common Stock          -0-            -0-

    James R. Everline
      Common Stock                  100             *
      Class A Common Stock          450             *               *
      Class B Common Stock          350             *

    Phillip J. Hanrahan
      Common Stock                  -0-            -0-              *
      Class A Common Stock          500             *
      Class B Common Stock          -0-            -0-

    Edgar D. Jannotta
      Common Stock                7,000             *               *
      Class A Common Stock        7,000             *
      Class B Common Stock          -0-            -0-

    R. Stephen Newman
      Common Stock                2,500             *               *
      Class A Common Stock        2,500             *
      Class B Common Stock          -0-            -0-

    Thomas E. Dvorchak [4]
      Common Stock                9,238             *               *
      Class A Common Stock        4,825             *
      Class B Common Stock          -0-            -0-

    Sam Ferrise II
      Common Stock                1,345             *               *
      Class A Common Stock        1,087             *
      Class B Common Stock          -0-            -0-

    Hong Yan Henry Li
      Common Stock                  842             *               *
      Class A Common Stock          842             *
      Class B Common Stock          -0-            -0-

    Patrick K. Robbins
      Common Stock                  890             *               *
      Class A Common Stock          897             *
      Class B Common Stock          -0-            -0-

    All Directors, Nominees
     and Executive Officers
     as a Group (17 Persons)                                       76%
      Common Stock            2,789,355            29%
      Class A Common Stock    4,528,154            41%
      Class B Common Stock    2,018,683            99%

   * Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.

   ** Shares of Class A Common Stock are non-voting.

   [1] Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock is based on the total number of shares of Common Stock outstanding as of March 13, 1998 (9,754,548 shares), and does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

   [2] Mr. Carver disclaims beneficial ownership of 37,599 shares of Common
       Stock, 5,300 shares of Class A Common Stock and 525 shares of Class B Common Stock held by members of his family.

   [3] Includes 80,000 shares of Common Stock and 80,000 shares of Class A
       Common Stock which Mr. Carver has the right to acquire upon exercise of stock options within 60 days after March 13, 1998.

   [4] Mr. Dvorchak disclaims beneficial ownership of 3,750 shares of Class A
       Common Stock held by a member of his family.

                        ---------------------------------

        Shareholders Owning More Than Five Percent. The following table provides information concerning persons known by the Corporation to beneficially own more than five percent of any class of the Corporation's voting securities as of March 13, 1998, other than the ownership of Lucille A. Carver, Martin G. Carver and Roy J. Carver, Jr., which is contained in the previous table:

                                  Amount        Percentage    Percentage of
                               Beneficially   of Outstanding    Aggregate
         Name and Address          Owned       Common Stock    Voting Power

    The Capital Group
    Companies, Inc.(1)
    333 South Hope Street
    Los Angeles, CA  90071
         Common Stock          849,100(1)          8.7%            2.8%

    Barclays Global
    Investors, N.A.(2)
    45 Fremont Street
    San Francisco, CA  94105
         Common Stock          868,401(2)          8.9%            2.9%


   * Shares beneficially owned constitute less than 1% of votes entitled to be cast.
   __________________________

   (1) Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. and its wholly-owned subsidiary, Capital Guardian Trust Company. Of the shares shown, The Capital Group Companies, Inc. has sole voting power over 774,100 of such shares, shares voting power over none of such shares and has sole power to dispose or direct the disposition of all such shares.

   (2) Information shown is based on a jointly filed Schedule 13G filed with the Securities and Exchange Commission by Barclays Bank, PLC, Barclays Global Investors, LTD, Barclays Trust and Banking Company (Japan) Ltd., Barclays Global Investors, N.A. and Barclays Global Fund Advisors. Of the shares shown, such parties have sole voting power over 817,301 of such shares, share voting power over none of such shares and have sole power to dispose or direct the disposition of all such shares.

                        ---------------------------------

                      Proposal No. 1-ELECTION OF DIRECTORS

        The Articles of Incorporation require election of directors to staggered terms of three years. The Board of Directors elected Gary E. Dewel and Phillip J. Hanrahan on August 26, 1997 to serve in accordance with the bylaws until the next annual meeting of shareholders. Mr. Hanrahan was elected to fill the unexpired term of Robert K. Drummond, who resigned on July 29, 1997 and whose term would have expired in 1998. Mr. Dewel was elected to fill the vacancy caused by the resignation of Stephen
   A. Keller on February 5, 1997. At the meeting, three nominees will be elected for three-year terms expiring in 2001, and one nominee, Mr. Dewel, will be elected for a two-year term expiring in 2000.

        Proxies will be voted for the election of each of the nominees listed below, unless the shareholder giving the proxy votes against, or abstains from voting for, any nominee. If, as a result of unforeseen circumstances, any such nominee shall be unable to serve as director, proxies will be voted for the election of such person or persons as the Board may select. Information about the nominees is set forth below:


                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

        ROY J. CARVER, JR., age 54, is Chairman of the Board of Directors and Chief Executive Officer of Carver Pump Company, Muscatine, Iowa. During 1988, Mr. Carver acquired a chain of hardware stores and is President of the Muscatine, Iowa based company, Carver Hardware and Real Estate. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa and Clinton, Iowa; President of Carver Hotel Enterprises, Inc., a Muscatine, Iowa based hotel and restaurant operation; and President of Harrington Signal, Inc., an electronic signal panel manufacturing company located in Moline, Illinois. Mr. Carver holds directorships in Catalyst, Inc., Iowa First Bancshares Corp. and Met-Coil Systems Corporation. He is a member of the Contributions Committee, Management Continuity and Compensation Committee, Nominating Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1982.

        GARY E. DEWEL, age 55, since August 1997 has been Vice President, Supply Chain for Solutia Inc., St. Louis, Missouri, a spinoff of the chemical businesses of Monsanto Company. Prior to joining Solutia Inc., Mr. Dewel was Vice President, Supply Chain of Monsanto Company (1994-August 1997) and held several Vice President positions with Navistar International Corporation (1979-1993). Mr. Dewel is a member of the Audit Committee, Stock Option Committee and Strategic Planning Committee. Mr. Dewel has been a Director since August 1997.

        JAMES R. EVERLINE, age 56, is President of Everline & Co., a mergers and acquisitions/management consulting company. Previously, Mr. Everline was President, Investment Banking Division, of Henry & Company (1990-December 1991). Henry & Company is engaged in the venture capital and investment banking business. Prior to Mr. Everline's employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988). He is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee, Nominating Committee and Stock Option Committee. Mr. Everline has been a Director since 1982.

        PHILLIP J. HANRAHAN, age 58, has been for more than five years a partner in the Milwaukee law firm of Foley & Lardner. In 1997, the Corporation paid fees for legal services to Foley & Lardner, and the Corporation anticipates that similar services may be provided by Foley & Lardner in the current fiscal year. Mr. Hanrahan's fees as a Director are paid to Foley & Lardner, which credits the sums to the Corporation's legal services account. Mr. Hanrahan is a member of the Management Continuity and Compensation Committee. Mr. Hanrahan has been a Director since August 1997.

                         DIRECTORS CONTINUING IN OFFICE

        LUCILLE A. CARVER, age 80, has for more than five years served as Treasurer of the Corporation. She is a member of the Contributions Committee and the Nominating Committee. Mrs. Carver has been a Director since 1957. Her term expires in 1999.

        MARTIN G. CARVER, age 49, was elected Chairman of the Board effective June 23, 1981, Chief Executive Officer effective May 18, 1982, and President effective May 25, 1983. Mr. Carver was also Vice Chairman of the Board from January 5, 1981 to June 23, 1981. He is a member of the Executive Committee, Management Continuity and Compensation Committee, Nominating Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1978. His term expires in 1999.

        EDGAR D. JANNOTTA, age 66. On January 2, 1997, William Blair & Company converted from a partnership to a limited liability company, at which time Mr. Jannotta became Senior Director of William Blair & Company, L.L.C. From January 1, 1995 to January 2, 1997 Mr. Jannotta was Senior Director of William Blair & Company, after having served as Managing Partner for more than five years. He holds directorships in AAR Corp., Aon Corporation, Molex Incorporated, Oil-Dri Corporation of America, Safety-Kleen Corp. and Unicom Corporation. William Blair & Company, L.L.C. provided investment banking services to the Corporation in 1997 and the Corporation anticipates that services may be provided to the Corporation in the current fiscal year. He is a member of the Audit Committee, Management Continuity and Compensation Committee and the Nominating Committee. Mr. Jannotta has been a Director since 1973. His term expires in 1999.

        ROBERT T. BLANCHARD, age 53, since 1992 has been President of the North American Beauty Care Sector of The Procter & Gamble Company, a
   consumer products company.   He also serves as Global Executive of several
   Procter & Gamble beauty care categories. Mr. Blanchard joined The Procter & Gamble Company in 1967 and has held numerous positions, including Vice President/General Manager--Northern European Division, Vice President/General Manager--Beverages Division, and Group Vice President, Global Strategic Planning--Health and Beauty Care. Mr. Blanchard is a member of the Audit Committee, Management Continuity and Compensation Committee, Stock Option Committee and Strategic Planning Committee. Mr. Blanchard has been a Director since May 1996. His term expires in 2000.

        R. STEPHEN NEWMAN, age 54, is President and Chief Executive Officer of Bacon's Information, Inc., and President and Chief Executive Officer of Nelson Information, Inc., operating units of Primedia Corporation (Formerly K-III Communications). Mr. Newman has been President of Bacon's Information, Inc., a media information provider, since August 1990. He has been President of Nelson Information, Inc., an investment management information provider, since December 1997. From 1982 to 1990, he was President of MGI Corporation, a computer services company. Mr. Newman is a member of the Audit Committee, Management Continuity and Compensation Committee, Stock Option Committee and Strategic Planning Committee. Mr. Newman has been a Director since 1983. His term expires in 2000.

        Directors are elected by a majority of the votes cast (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors met six times in 1997.

        The Audit Committee met three times in 1997; its functions are to review major accounting decisions with management and the independent auditors, to confer with such auditors with respect to the scope and results of the annual audit, to review the annual audit and evaluate the auditors' performance, to recommend to the Board of Directors annually the selection of independent auditors for the ensuing year, to recommend the scope and format of financial information to be submitted to the Board of Directors, to review the scope of financial information included in the Annual Report to Shareholders, to review the program of internal audit for the year, to review the financial data included in all required governmental reports, and to review the audits of all pension, profit sharing and other trust funds held for the benefit of employees of the Corporation. The Committee also reviews various insurance coverages of the Corporation and the Corporation's compliance with the Foreign Corrupt Practices Act.

        The Management Continuity and Compensation Committee met four times in 1997; its functions are to review, evaluate and determine executive level compensation and to recommend to the Board of Directors the election of corporate officers.

        The Nominating Committee met three times in 1997; its duties relate to the evaluation and recommendation to the Board of Directors of prospective candidates for election as directors of the Corporation. The Nominating Committee will consider recommended nominations for the position of director which are submitted in writing by the shareholders and addressed to the Committee in care of the Corporation at Muscatine, Iowa.

        The Stock Option Committee met two times in 1997; its function is to select key employees and to award options and restricted stock grants to those key employees whose judgment, initiative and efforts contribute materially to the successful performance of the Corporation.

        The Strategic Planning Committee met two times in 1997; its function is to participate in the creation of the Corporation's business objectives, strategies and action plans; and to review their perspectives on them with the full Board. This participation is purely advisory and the Committee has no formal approval role.

             In 1997, Lucille A. Carver attended 69% of the aggregate of all meetings of the Board of Directors and meetings of the Committees on which she served.

                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

   Summary Compensation Information

   The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer and each of its five other most highly compensated executive officers as of December 31, 1997 whose total cash compensation exceeded $100,000 in fiscal 1997. The persons named in the table are sometimes referred to herein as the "named executive officers."


                           Summary Compensation Table
                                                                                        Long Term
                                                                                      Compensation
                                                                    Other Annual       Restricted
                                                                    Compensation          Stock           All Other
     Name and Principal Position     Year     Salary      Bonus          [1]           Award(s)[2]     Compensation [3]
    Martin G. Carver                 1997    $345,942      $0           $124,947         $152,171           $ 13,722
      Chairman of the Board,         1996     332,424       0            124,707          151,876             13,181
      Chief Executive Officer        1995     321,340       0             91,264          111,417             20,255
      and President

    Thomas E. Dvorchak               1997    $344,409      $0            $ 5,006          $   -0-           $ 39,398
      Senior Vice President          1996     321,860       0             27,870           28,126             25,573
                                     1995     309,127       0             24,813           27,102             26,203

    Hong Yan Henry Li                1997    $285,477      $0            $31,581          $40,514           $221,370
      Vice President, Asian          1996     113,077       0             29,875           40,312            124,044
      Operations                     1995         -0-       0                -0-              -0-                -0-

    Sam Ferrise II                   1997    $283,140      $0            $33,663         $ 40,514           $ 13,722
      Vice President, Sales and      1996     219,126       0             35,213           40,312             13,181
      Marketing                      1995     171,896       0              8,998           12,045             15,855

    Patrick K. Robbins               1997    $277,487      $0            $23,839          $40,514            $85,019
      Vice President and             1996     157,252       0             47,958           18,750             50,765
      General Manager,               1995     119,995       0             33,112            6,023             56,486
      Eastern Hemisphere
      Retread Division (EHRD)
      and Southern Division

   [1]  Amounts shown represent the tax reimbursement or "gross up" with respect to restricted stock awards and certain other fringe benefits and, in Mr. Li's and Mr. Robbin's cases, includes tax "gross up" in connection with foreign service assignments.

   [2]  At December 31, 1997 the number of shares held and the aggregate market value of restricted stock held by the named executive officers are as follows:  Martin G. Carver, 9,830 shares Common Stock, value $525,291, and 5,970 shares Class A
        Common Stock, value $285,814; Thomas E. Dvorchak, 1,820 shares Common Stock, value $97,256, and 1,020 shares Class A
        Common Stock, value $48,833; Hong Yan Henry Li, 840 shares Common Stock, value $44,888, and 840 shares Class A Common
        Stock, value $40,215; Sam Ferrise II, 1,010 shares Common Stock, value $53,972, and 1,010 shares Class A Common Stock, value $48,354; and Patrick K. Robbins, 720 shares Common Stock, value $38,475, and 720 shares Class A Common Stock, value
        $34,470.  Dividends are paid on the shares of restricted stock prior to vesting.

   [3]  Of the amounts shown in this column for 1997 for each of the named executive officers, $13,722 is the Corporation's contribution under its Salaried Profit Sharing, Retirement and Savings Plan for each of such individuals (of which, because of limitations under the Internal Revenue Code of 1986, as amended, $8,722 was paid into such Plan and the balance to be paid by the Corporation outside such Plan).  The remainder of the amounts shown for Mr. Dvorchak, Mr. Li and Mr. Robbins in 1997 is $25,676, $207,648 and $71,297, respectively, representing cash paid in lieu of vacation to Mr.
        Dvorchak and allowances for foreign service assignment to Messrs. Li and Robbins, respectively.


   Stock Options

        The following table sets forth information regarding the exercise of stock options and the fiscal year-end value of unexercised options held by the named executive officers:

                       Aggregate Option Exercises in Last
                  Fiscal Year and Fiscal Year-End Option Values
                                                             Number of        Value of Unexercised
                                                       Unexercised Options    In-the-Money Options
                                                        at Fiscal Year-End   at Fiscal Year-End[2]
                        Shares Acquired      Value
           Name           on Exercise      Realized         Exercisable            Exercisable
    Martin G. Carver        40,000        $1,065,000        160,000[1]             $4,405,000

   [1]  Comprised of 80,000 shares of Common Stock and 80,000 shares of Class A Common Stock.  The options were granted in 1987 at an exercise price equal to the closing price of the Corporation's Common Stock on the New York Stock Exchange on the
        date of grant.

   [2]  The dollar values are calculated by determining the difference between the fair market value of the underlying Common
        Stock and Class A Common Stock, respectively, at fiscal year-end and the exercise price of the options.


        Pension Plan Benefits. The following table sets forth annual normal retirement age pension benefits under the Bandag Salaried Pension Plan at the specified remuneration and years-of-service classifications. The table assumes retirement in 1998. To the extent benefits are not paid under the Salaried Pension Plan due to limitations under the Internal Revenue Code of 1986, as amended, they are paid by the Corporation.

                                                         PENSION PLAN TABLE
                                                Annual Pension Per Years of Service
        Highest 5-Year
        Average Annual
        Compensation    5-Years     10-Years      15-Years    20-Years     25-Years    30-Years    35-Years
           $ 50,000     $ 3,125     $ 6,250       $ 9,375     $12,000      $14,500     $16,500      $17,750

           $100,000     $ 7,188     $14,375       $21,563     $27,000      $32,000     $36,000      $38,500

           $200,000     $15,313     $30,625       $45,938     $57,000      $67,000     $75,000      $80,000

           $250,000     $19,375     $38,750       $58,125     $72,000      $84,500     $94,500     $100,750

           $300,000     $19,575     $39,149       $58,724     $72,737      $85,360     $95,458     $101,769

           $350,000     $19,575     $39,149       $58,724     $72,737      $85,360     $95,458     $101,769

           $400,000     $19,575     $39,149       $58,724     $72,737      $85,360     $95,458     $101,769


        Pension amounts are based upon an employee's base salary and credited years of service. The base salaries for each of the last three fiscal years to the named executive officers are set forth in the Summary Compensation Table under "Salary." As of March 13, 1998, Messrs. Carver, Dvorchak, Li, Ferrise and Robbins had completed approximately 19, 27, 2, 17 and 7 years of credited service under the Corporation's pension plan, respectively. Benefits shown in the table are computed as a straight line single life annuity assuming retirement at age 65 and are not subject to offset for Social Security Benefits.

        In addition, each named executive officer also has a "Bandag Security Program" benefit under the Bandag Salaried Pension Plan. The annual defined benefit payable at age 62 for each of the named executive officers is fixed and is as follows: Martin G. Carver, $700; Thomas E. Dvorchak, $1,124; Hong Yan Henry Li, $-0-; Sam Ferrise II, $611; and Patrick K. Robbins, $89.

   Report of Management Continuity and Compensation Committee on Executive Compensation

        The seven member Management Continuity and Compensation Committee of the Board of Directors (the "Compensation Committee") makes all decisions regarding compensation of the Corporation's executive officers, except for the awarding of stock options and restricted stock, which are made by the Stock Option Committee. Set forth below is a report submitted by the Compensation Committee addressing the Corporation's compensation policies for 1997 applicable to the Corporation's executive officers, including the executive officers named in the Summary Compensation Table.

        Consistent with the Corporation's commitment to adopt a world-class approach to improving total quality, in 1992 the Corporation adopted a new approach to the compensation of executive officers and other salaried employees. As the Corporation learned more about total quality systems, their fairness to people and their necessity in achieving the Corporation's long-term objectives, it became apparent that the then existing compensation system was not designed with these objectives in mind. In that spirit, a Midpoint Compensation System (the "System") was approved by the Compensation Committee in 1992.

        This System eliminated arbitrary incentives which the Compensation Committee believes are a major barrier to continuous improvement. As a result of the adoption of the System, bonuses, country club memberships, automobile allowances, split dollar life insurance and tax preparation fees, which were perquisites of top executives and some other managers, were eliminated. A portion of the dollar value of these perquisites was rolled into the executives' base salaries. Salary survey information was used to ensure that the salaries were fair and competitive with those of other companies similar in size to the Corporation. Under the System, bonuses and most traditional executive perquisites are no longer paid. Rather, under the System, an executive officer, including the Chief Executive Officer, receives an annual salary fixed by the Compensation Committee, restricted stock awards determined by the Stock Option Committee, tax "gross up" payments related to such awards and Corporation contributions to the Corporation's Salaried Profit Sharing, Retirement and Savings Plan as determined by the Compensation Committee.

        Under the System, a salary "midpoint" for each executive officer, including the Chief Executive Officer, is established through the use of executive compensation salary surveys, financial performance of the Corporation, national trends in compensation and the Corporation's competitive need to retain and to recruit the very best and most capable people. Such salary surveys encompass general manufacturing companies with revenues from $500 million to $1 billion. In reviewing the Corporation's financial performance, the Compensation Committee considered the Corporation's revenues, net income and net income per share in light of the competitive and economic conditions encountered by the Corporation during the fiscal year, as well as the effect on the Corporation's financial performance resulting from the Corporation's investment in marketing programs, research and development, plant, machinery and equipment and in personnel and related programs.

        The salary "midpoints" represent the salary level in the 75th percentile of the salary range for each executive officer position, based on executive compensation salary surveys, as adjusted by the Compensation Committee based on an evaluation of the importance of the particular executive position to the Corporation. The salary "midpoints" are adjusted by the Compensation Committee each year based on a review of the factors outlined in the immediately preceding paragraph. These salary "midpoints" are used to calculate the annual increase for each executive officer, except the Chief Executive Officer, by multiplying the salary "midpoint" (not the existing annual salary) by a percentage established by the Compensation Committee. Multiplying the salary "midpoint" for a given position by the annual percentage determined by the Compensation Committee increases base salaries which are currently below the salary "midpoint" by a greater amount than if base salaries were multiplied by the annual percentage, while base salaries which are currently in excess of the salary "midpoint" for a given position will receive a smaller increase than would be the case if the base salaries were multiplied by such percentage. For 1998, the percentage increase was fixed at 4.0% for all salaried Corporation employees, including all executive officers, except the Chief Executive Officer. Such increase in base salary took effect on January 1, 1998 and does not affect 1997 compensation. In fixing the percentage increase for 1998 base salary, the Compensation Committee considered a variety of factors, including the inflation rate, the Corporation's financial performance and trends in salaried employee compensation increases, as disclosed by published salary forecasts.

        Mr. Martin G. Carver, Chief Executive Officer, again declined to receive a salary increase for 1998 based on a percentage of the salary "midpoint" for his position. Instead, he again requested that his salary increase for 1998 be increased by a percentage of his 1997 base salary, which is substantially lower than his salary "midpoint." The salary increase for Mr. Carver for 1998 was equal to 4.0% of his 1997 base salary (not his salary "midpoint").

         Although the Compensation Committee considers the Corporation's financial performance in determining the total compensation for executive officers, including the Chief Executive Officer, there is no specific formula or target performance against which executive compensation is to be compared or judged. Rather, the Corporation's performance is part of the total mix of information which the Compensation Committee considers in making its decisions on executive compensation.

                         Bandag, Incorporated Management
                      Continuity and Compensation Committee

                    Robert T. Blanchard    Phillip J. Hanrahan
                    Roy J. Carver, Jr.     Edgar D. Jannotta
                    Martin G. Carver       R. Stephen Newman
                    James R. Everline

   Report of Stock Option Committee on Executive Compensation

        The Stock Option Committee of the Board of Directors (the "Stock Option Committee"), which is composed of four non-employee directors, makes all decisions regarding the granting of stock options and the grant of restricted stock awards. No grants of stock options were made in 1997. The purpose of the Corporation's Restricted Stock Grant Plan is to provide long-term incentive compensation which will attract and retain superior executive personnel. Under the Plan, the Stock Option Committee awards stock to key executives each year. The shares are held by a custodian until seven years have elapsed, when they are then transferred to the executive. Dividends are paid to the recipient of the restricted stock while the shares are held by the custodian. If an executive who has not attained age 60 leaves the Corporation before the end of the seven-year restriction period, the shares are forfeited, except in the case of death or disability. An executive who has attained age 60 and who leaves the Corporation prior to the end of the seven-year retention period does not forfeit the shares.

        During 1997 awards of restricted stock were made utilizing the Corporation's System. Restricted stock awards were granted based on a percentage of the salary "midpoint" established for each executive position. The percentages were established taking into consideration total compensation, as well as each executive's level of responsibility. The Chief Executive Officer's percentage of "midpoint" is greater than the other executive officers. In fixing a greater percentage of the Chief Executive Officer's "midpoint," the Stock Option Committee took into account that the Chief Executive Officer's base salary is substantially below the salary "midpoint" for his position and that his increase in base salary for 1998 is substantially less than he would have received had his increase been based on his salary "midpoint." The number of restricted shares granted was computed by multiplying the salary "midpoint" for an executive officer, including the Chief Executive Officer, by the percentage fixed by the Stock Option Committee and then dividing such amount by the per share market value of the Corporation's Common Stock and Class A Common Stock on the date of grant. In fixing the awards for all executives, including the Chief Executive Officer, the Stock Option Committee considered the Corporation's performance in the same manner as the Compensation Committee did in fixing other components of executive compensation. See "Report of Management Continuity and Compensation Committee on Executive Compensation." The total amount of previous awards made to individuals was not a factor in fixing the 1997 awards.

                              Bandag, Incorporated
                             Stock Option Committee

                      Robert T. Blanchard   James R. Everline
                      Gary E. Dewel         R. Stephen Newman

   Compensation Committee Interlocks and Insider Participation

        The Management Continuity and Compensation Committee (the "Compensation Committee") consists of Messrs. Robert T. Blanchard, Martin
   G. Carver, Roy J. Carver, Jr., James R. Everline, Phillip J. Hanrahan, Edgar D. Jannotta and R. Stephen Newman. The Stock Option Committee consists of Messrs. Robert T. Blanchard, Gary E. Dewel, James R. Everline and R. Stephen Newman. Mr. Martin G. Carver is Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Roy J. Carver owns Carver Aero, Inc., which sold $183,324.84 of aviation fuel and charter services to the Corporation in 1997 (see "Transactions with Management/Principal Shareholders" herein). Mr. Hanrahan is a partner of the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as legal counsel to the Corporation for several years. Mr. Jannotta is Senior Director of William Blair & Company, L.L.C., which provided investment banking services to the Corporation in 1997.

        Remuneration of Directors. Directors who are also full-time employees of the Corporation do not receive remuneration for acting as directors. Non-employee directors are compensated in accordance with the following schedule:

        Annual Fees - Chairman of Committee - $37,500.
          Other Directors - $35,500.

        Board Meeting Attendance - $1,250 per meeting.

        Committee Meeting Attendance - Chairman - $1,500 per meeting.
          Other Directors - $1,250 per meeting.

        Transactions with Management/Principal Shareholders. Roy J. Carver, Jr., son of Lucille A. Carver and brother of Martin G. Carver, owns 100% of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa, and Clinton, Iowa. During 1997, it sold $183,324.84 of aviation fuel and charter services to Bandag, Incorporated at competitive prices based on volume purchased and services utilized.

                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

        Set forth on the following page is a line graph comparing the yearly percentage change during the last five years in the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Common Stock and Class A Common Stock with the cumulative total return of the Standard & Poor's 500 Stock (Index) and the Dow Jones & Co., Inc. Automobile Parts & Equipment-All (Index).

                              Bandag, Incorporated
                             Stock Performance Chart

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                Among Bandag, Incorporated, S&P 500 Stock (Index)
          and the Dow Jones & Co., Inc. Automobile Parts & Equipment -
                                   All (Index)

                                   [GRAPH]


                                              December 31
                               1992   1993   1994   1995   1996   1997

   Bandag, Incorporated        $100    $95   $102    $97    $86    $95

   S&P 500 Stock (Index)       $100   $110   $112   $153   $189   $252

   Automobile Parts &
   Equipment-All (Index)       $100   $124   $106   $132   $148   $190

   Assumes $100 Invested on December 31, 1992 in Bandag, Incorporated Common Stock and
   Class A Common Stock, the S&P 500 Stock
   (Index) and the Dow Jones & Co., Inc.
   Automobile Parts & Equipment-All (Index)

      Proposal No. 2-APPROVE AND ADOPT THE EMPLOYEE STOCK PURCHASE PLAN

   General

        On March 18, 1998, the Board of Directors adopted the Bandag, Incorporated Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan provides employees (including executive officers) of the Corporation with the opportunity to purchase Class A Common Stock. Shares of Class A Common Stock are identical in all respects to shares of Common Stock, except that shares of Class A Common Stock have no voting rights.

        The purpose of the Stock Purchase Plan is to allow eligible employees of the Corporation and its subsidiaries to purchase shares of Class A Common Stock and thereby share in the ownership of the Corporation. It is intended that the Stock Purchase Plan will qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

        The text of the proposed Stock Purchase Plan is set forth as Appendix A to this Proxy Statement. A description of the Stock Purchase Plan is set forth below and is qualified in its entirety by reference to the complete text of the Stock Purchase Plan.

   Administration

        The Stock Purchase Plan is administered by the Stock Option Committee (the "Committee") of the Board of Directors (the "Board"). The Committee has full authority and discretion, subject to the express provisions of the Stock Purchase Plan, to (a) construe and interpret the Stock Purchase Plan, (b) establish, amend and revoke such terms and conditions for the grant of options under the Stock Purchase Plan as the Committee may deem necessary or advisable, (c) adopt such rules and regulations which may become necessary or advisable for the operation of the Stock Purchase Plan and (d) make such determinations, and take such other actions, as are expressly authorized or contemplated in the Stock Purchase Plan or as may be required for the proper administration of the Stock Purchase Plan. The Committee's discretion as to the interpretation and operation of the Stock Purchase Plan shall be final and conclusive.

   Eligibility

        Any employee of the Corporation and of such subsidiaries as may be designated by the Committee for participation in the Stock Purchase Plan is eligible to participate in the Stock Purchase Plan. However, employees whose customary employment is for not more than five (5) months in any calendar year or whose customary employment is twenty (20) hours or less per week are not eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan provides that no employee may be granted options to purchase shares of Class A Common Stock under the Stock Purchase Plan that could result in such employee (a) owning, and/or holding options or rights to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Corporation, or any subsidiary, or (b) having rights to purchase stock under all employee stock purchase plans of the Corporation that accrue at a rate which exceeds $25,000 in fair market value of the Class A Common Stock for each calendar year in which such purchase rights are outstanding. It is anticipated that approximately 1,700 persons will be initially eligible to participate in the Stock Purchase Plan.

   Shares Subject to the Stock Purchase Plan

        The maximum number of shares of Class A Common Stock which may be sold under the Stock Purchase Plan is 500,000, subject to adjustment in order to prevent dilution in certain cases as described below. Any shares not purchased under an option granted under the Stock Purchase Plan shall again become available for sale under the Stock Purchase Plan. Under the Stock Purchase Plan, the Corporation may make offerings granting eligible employees the option to purchase shares of Class A Common Stock. The Committee, in its discretion, will determine when and for what period an offering will be made (the "Purchase Period"), provided that no Purchase Period shall exceed twenty-seven (27) months. The Committee shall also determine the number of shares to be offered during each Purchase Period.

   Payroll Deductions; Withdrawal from the Stock Purchase Plan

        Employees may participate in the Stock Purchase Plan only through a system of regular payroll deductions. Eligible employees will be entitled to apply a portion of their compensation through a system of regular payroll deductions, to the purchase of Class A Common Stock at a price equal to the lesser of 85% of the fair market value of the stock at the beginning of any Purchase Period or 85% of the fair market value of the stock at the end of such Purchase Period. The amount withheld from an employee's compensation during a Purchase Period for the purchase of Class A Common Stock will be held until the end of the period, at which time it will be applied automatically to the purchase of shares. So long as an employee gives notice of withdrawal at least fifteen (15) days prior to the end of a Purchase Period, such employee will be entitled to withdraw the entire accumulated balance in the payroll deduction account at any time before the end of the Purchase Period, but the employee may not participate in the Stock Purchase Plan during the balance of that Purchase Period. Such withdrawal does not affect the ability of the employee to participate in any subsequent offering under the Stock Purchase Plan. The accumulated balance of an employee's account will also be automatically returned to the employee in the event of a termination of employment for any reason, including the death of the employee. At the sole discretion of the Committee with respect to any offering, interest may be paid by the Corporation on the accumulated balance in the account regardless of the ultimate disposition of the funds in the account.

   Nontransferability of Options

        An employee's right to exercise options under the Plan (a) may not be transferred, pledged, assigned or otherwise alienated or hypothecated by the employee, except by will or the laws of descent and distribution and
   (b) may be exercised only by the employee, other than by will or the laws of descent and distribution.

   Capital Adjustments

        To prevent the dilution or enlargement of purchase rights, in the event of any change in corporate capitalization such as a stock dividend, stock split, reorganization, recapitalization, merger, consolidation, or other change in the Corporation's capitalization, the Committee may adjust, among other things, the number of shares of Class A Common Stock subject to the Stock Purchase Plan and the number of shares and the purchase price under each outstanding option as the Committee deems appropriate.

   Amendment and Termination

        The Board may at any time amend or terminate the Stock Purchase Plan. The Board may make such changes in the Stock Purchase Plan as may be necessary or desirable, in the opinion of counsel for the Corporation, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state or foreign government, or for any other reason.

   Certain Federal Income Tax Consequences

        Participating employees will not recognize taxable income on the grant or exercise of the options issued pursuant to the Stock Purchase Plan. Shares received upon exercise of an option will have an initial tax basis equal to the option exercise price. Although participating employees will not recognize any taxable income when they purchase shares, they will recognize ordinary income and/or gain or loss when the shares acquired under the Stock Purchase Plan are sold, exchanged or otherwise disposed of.

        Providing that the participating employee has held the shares for at least two years from the date the option was granted and one year after the option is exercised, the lesser of (a) the fair market value of the shares disposed of (at the time of such disposition), including shares sold, exchanged, gifted, transferred at death, etc., over the amount paid for such shares or (b) the fair market value of the shares at the time of grant over the option price, will be included in the employee's taxable income as additional ordinary compensation income on the date of disposition or death. The basis of the shares will generally be increased by the amount of compensation income recognized. The Corporation will not be entitled to a deduction in this case. In addition, on such a sale (or other taxable exchange or transfer) the amount of gain or loss recognized by a participating employee will be the difference between the amount which such employee received for his or her shares and the tax basis (as adjusted) thereof. Such gain or loss will generally be a long-term capital gain or loss.

        If the participating employee disposes of his or her shares without holding such shares for the two and one-year periods set forth above, then such employee will recognize additional ordinary compensation income in an amount equal to the difference between the fair market value of such shares on exercise and their initial tax basis. The basis of the shares will generally be increased by the amount of compensation income recognized. The Corporation will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the employee participant. The amount of gain or loss on such sale (or other taxable exchange or transfer) will be the difference between the amount which the participating employee received for his or her shares and the tax basis (as adjusted) thereof. Such gain or loss will generally be a capital gain or loss, long-term or short-term, depending upon such employee's holding period.

   Offerings

        No offerings under the Stock Purchase Plan have been made and no shares of Class A Common Stock have been sold under such Plan. The timing and amount of future offerings are solely within the discretion of the Committee.

   Vote Required to Approve Stock Purchase Plan

        The affirmative votes of shares of Common Stock and Class B Common Stock representing a majority of the votes represented and voted at the Annual Meeting with respect to the Stock Purchase Plan (assuming a quorum is present) is required to approve such Plan. Any shares not voted at the Annual Meeting with respect to the Stock Purchase Plan (whether as a result of broker non-votes or otherwise, except abstentions) will have no impact on the vote. Votes represented by shares of Common Stock and Class B Common Stock as to which holders abstain from voting will be treated as votes against the approval of the Stock Purchase Plan.

        THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE STOCK PURCHASE
        PLAN.

        Proposal No. 3-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors, based upon the recommendation of the Audit Committee, which consists of Robert T. Blanchard, Gary E. Dewel, James R. Everline, Edgar D. Jannotta and R. Stephen Newman, directors of the Corporation, has appointed Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 1998.

        Ernst & Young LLP served as the Corporation's independent auditors for the fiscal year ended December 31, 1997. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to any questions raised at the meeting and make any comments they deem appropriate.

        Although this appointment is not required by law to be submitted to a vote by shareholders, the Board believes it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 1998. If the shareholders should not ratify, the Board will reconsider the appointment.

                          Proposal No. 4-OTHER MATTERS

        The management of the Corporation knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote on such matters in accordance with their best judgments.

                          1999 SHAREHOLDERS' PROPOSALS

        The date by which proposals of shareholders intended to be presented at the 1999 Annual Meeting of the Corporation must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting is December 7, 1998.

                                  MISCELLANEOUS

        The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Corporation.

        Some of the officers and regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, telex or telefax. The Corporation will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses.

                            By Order of the Board of Directors


                            WARREN W. HEIDBREDER, Secretary

                                        PROXY

                                BANDAG, INCORPORATED

                                   Muscatine, Iowa

                       PROXY FOR ANNUAL MEETING - MAY 5, 1998

              Lucille A. Carver and Martin G. Carver, or either of them each with power of substitution, are authorized to vote all shares of Common Stock (COM) and Class B Common Stock (CLB) which the
     P   undersigned is entitled to vote at the Annual Meeting of
         Shareholders of Bandag, Incorporated to be held May 5, 1998 and at
     R   any adjournment thereof.

     O        This proxy is solicited on behalf of the Company's Board of
         Directors.  Every properly signed proxy will be voted as directed.
     X   The Board of Directors recommends a vote FOR the nominees in Item
         (1) and FOR Items (2) and (3). Unless otherwise directed, proxies Y will be voted in accordance with the foregoing sentence and in the discretion of the Board of Directors in connection with Item (4).

              You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                     CONTINUED, AND TO BE SIGNED ON REVERSE SIDE

   [ X ] Please mark
         votes as in
         this example.

   The signer hereby revokes all proxies heretofore given by the signer to vote as said meeting or any adjournment thereof.
   1.   Election of Directors   2.  Approval of Employee Stock Purchase Plan.

          FOR AGAINST ABSTAIN         FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN
   Roy J.                     James R.
   Carver [_]  [_]      [_]   Everline [_]  [_]    [_]    [_]   [_]     [_]
   Jr.
                                3.   The selection of Ernst & Young LLP as
                                     independent auditors for the fiscal
                                     year ending December 31, 1998.

         FOR AGAINST ABSTAIN         FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN
   Gary E.                  Phillip J.
   Dewel  [_]  [_]      [_]  Hanrahan [_]  [_]    [_]    [_]   [_]     [_]

                                4.   In their discretion upon such other
                                     matters as may property come before
                                     the meeting.

                                   MARK HERE               MARK HERE
                                 FOR COMMENTS/    [_]     IF YOU PLAN  [_]
                               ADDRESS CHANGE AND          TO ATTEND
                                  NOTE AT LEFT            THE MEETING

                             Please sign exactly as name appears hereon.
                             Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


   Signature:_______________ Date:______ Signature:______________ Date:______